Pricing Supplement Dated August 21, 2002        Rule 424(b)(3)
(To Prospectus dated June 10, 2002 and          File Nos. 333-89586,
Prospectus Supplement dated June 26, 2002)      333-89586-01, 333-89586-02,
                                                333-89586-03, 333-89586-04
THE BANK OF NEW YORK COMPANY, INC.

Senior Medium-Term Notes Series E
(U.S. $ Fixed Rate)
_________________________________________________________________

Trade Date: August 21, 2002        Original Issue Date: August 26, 2002
Principal Amount: $400,000,000     Net Proceeds to Issuer: $399,276,000
Issue Price: Variable Price        Agent's Capacity:
        Reoffer, initially at par  x Principal Basis      Agency Basis
Purchase Price: 99.819%
Selling Agent's                    Interest Payment Dates: Semi-annually on
Commission/Discount: See below     the 1st day of March and September
Interest Rate: 3.90% per annum     commencing March 1, 2003
Maturity Date: September 1, 2007
__________________________________________________________________
Form:       x     Book Entry
                  Certificated

Redemption:
            x     The Notes cannot be redeemed prior to maturity
                  The Notes may be redeemed prior to maturity

      Initial Redemption Date: N/A

      Initial Redemption Percentage: N/A

      Annual Redemption Percentage Reduction: N/A

Repayment:

            x     The Notes cannot be repaid prior to maturity
                  The Notes can be repaid prior to maturity at the option of the holder of the Notes

      Optional Repayment Date:   N/A

      Optional Repayment Price:  N/A

Discount Note:     Yes      x   No

The defeasance and covenant defeasance provisions of the Senior Indenture described under "Description of Senior Debt Securities and Senior
Subordinated Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being Purchased by Morgan Stanley & Co. Incorporated (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution of Medium-Term Notes." The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company will be $399,276,000.


                      Morgan Stanley & Co. Incorporated